Exhibit 99.1

NEWSRELEASE

LeCroy Corporation Stockholders Approve Acquisition by Teledyne Technologies Incorporated

CHESTNUT RIDGE, N.Y. – August 2, 2012 – LeCroy Corporation (NASDAQ: LCRY) (“LeCroy”) announced that at the special meeting of LeCroy stockholders held today, LeCroy’s stockholders voted to approve the adoption of the previously announced Agreement and Plan of Merger, dated May 28, 2012 by and among Teledyne Technologies Incorporated (“Teledyne”), Luna Merger Sub, Inc., a wholly-owned subsidiary of Teledyne, and LeCroy.

The affirmative vote of the holders of a majority of the outstanding shares of LeCroy’s common stock was required to approve the proposal to adopt the merger agreement. According to the final tally of shares voted, approximately 85% of the outstanding shares of LeCroy’s common stock as of the close of business on the record date of July 3, 2012 were voted to approve the proposal to adopt the merger agreement. A quorum of approximately 85% of LeCroy’s total outstanding shares of common stock as of the July 3, 2012 record date voted at the special meeting.

The proposed merger was announced on May 29, 2012 and is expected to close on August 3, 2012.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. LeCroy offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer, semiconductor and consumer electronics, data storage, automotive and industrial, telecommunications and military and aerospace markets. LeCroy’s 48-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis” – capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at www.lecroy.com.

Forward-Looking Information Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to management’s beliefs about the closing of the merger. Forward-looking information involves risks and uncertainties, is based on the current expectations of the management of LeCroy and is subject to uncertainty and changes in circumstances. Forward-looking information includes, without limitation, statements typically containing words such as “intends”, “expects”, “anticipates”, “targets”, “estimates” and words of similar import. By its nature, forward-looking information is not a guarantee of future performance or results and involves risks and uncertainties because it relates to events and depends on circumstances that will occur in the future. Actual results could differ materially from this forward-looking information. Certain factors that could affect LeCroy’s business are discussed in LeCroy’s Annual Report for the fiscal year ended July 2, 2011 and LeCroy’s Quarterly Reports on Form 10-Q for the periods ending October 1, 2011, December 31, 2011 and March 31, 2012. LeCroy does not undertake any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise.

Investor Contact:	Sean B. O’Connor
LeCroy Corporation
(845) 425-2000